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EXHIBIT 10.42

Bligh Oil & Minerals N.L. ACN 009 799 455


April 10, 1997


Indo-Pacific Energy NZ Ltd.   Euro Pacific Energy Pty Ltd.
284 Karori Road               133 Edward Street
Karori,                       East Perth
New Zealand                   WA 6004
Atn:  Mr. Dave Bennett        Atn:  Mr. Ivan Burgess

Gentlemen:

PEP 38716, Taranaki Basin, New Zealand.

In anticipation of the drilling of a deep Tariki or Tikorangi test on the Crown prospect, Bligh (Marabella) has been holding informal discussions with several parties on the future of the permit. As a result of these discussions, Marabella has entered into an Option Agreement with a party ("Optionee"), under which Optionee has the right to earn a 25.00% working interest in PEP 38716. The identity of Optionee must remain confidential for the time being, but Marabella is satisfied that the technical and professional status of Optionee would be satisfactory to all members of our group, and is confident that Optionee will have full financial capability to discharge its obligations under the Option Agreement by the exercise date of June 30, 1997.

The Option Agreement contains the following basic terms:

1.   A June 30, 1997 option expiry date, extendable to July 31,
1997 by written notification of extension, and a non-refundable payment of $250,000 within 48 hours of the June 30 deadline expiry.

2. Subject to the approval of the original parties to the JOA, Optionee will become a party to the permit and Joint Operating
Agreement upon the exercising of the option.

3. Optionee assumes the obligation to bear the first NZ$2,000,000 of Marabella's share of the costs of the exploration program on the permit incurred subsequent to the exercising date. In the event that Optionee has paid the $250,000 indicated in (1) to secure an extension, and subsequently exercises its right to participate, the $250,000 would be deductible against the $2,000,000 obligation.

4. Marabella will use its best efforts to achieve the spudding of a test well on the permit prior to year end 1997.



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5.   Marabella has veto rights as to the financial qualification of
Optionee with respect to the exercising of the Option Agreement.

Marabella has entered into this option agreement for its own account, and has prepared the documentation accordingly. However, we are prepared to extend the opportunity to participate in the arrangement between Marabella and Optionee to all working interest partners on a pro-rata basis, in the event that the Option Agreement is exercised. Should you wish to participate in the arrangement negotiated by Marabella, subject only to a review of the formal documentation between Marabella and Optionee, kindly so indicate by signing in the space provided below, and returning a signed copy to Marabella prior to April 30, 1997.

In the event that all parties wished to participate on a pro-rata basis, the interest would be drawn as follows:

     Marabella                          13.200%
     Indo Overseas Exploration Ltd.           9.600%
     Euro Pacific Energy Pty Ltd.        2.200%

In the interim, Marabella intends to maintain the documentation between Marabella and Optionee only, and will modify the documentation as necessary after the exercise date, depending upon the degree to which the other working interest owners wish to contribute working interest to the arrangement between Marabella and Optionee. The terms of such contribution are not additionally negotiable by any incoming parties, and will be in accordance with the terms of the Option Agreement, unless otherwise mutually agreed by all parties.

In view of the delays which have been encountered in execution of the JOA, Marabella is under no legal obligation to any other working interest owner under the terms of Clause 17.3 of JOA, which requires written notification and approval of any proposed transfer of working interest. However, in the spirit of the agreement between us, Marabella is hereby providing notice of the existence of the Option Agreement and the proposed transfer of working interest to Optionee, in the event that the option is exercised, as if the JOA was in place. Forms providing for Acknowledgement and Consent of the proposed Option Agreement and transfer of interest are attached hereto for your respective signatures.

We request that you grant your approval for the proposed transaction. We feel that the Option Agreement represents a commercially attractive opportunity for the group overall, and provides each party with an avenue to farm out a portion of its interests, should it wish to do so, on the terms outlined herein.

Yours sincerely,

/s/ Neil J. Malloy,
Chief Executive Officer